Exhibit 12



              EMPLOYMENT, CONSULTING AND NON-COMPETITION AGREEMENT


         EMPLOYMENT, CONSULTING AND NON-COMPETITION AGREEMENT, dated May 17, 1996, by and between Possible Dreams, Ltd., a Delaware corporation (the "Company"), and Warren Stanley of Madeira Beach, Florida ("Stanley").

                               W I T N E S S E T H

         WHEREAS, the Company, Possible Dreams, Ltd., a Massachusetts corporation ("PDL"), Columbia National Corporation, a Massachusetts corporation ("Columbia" and together with PDL, the "Sellers"), and the shareholders of the Sellers have entered into that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of May 17, 1996 whereby the Company shall acquire substantially all of the assets, liabilities and business operations of the Sellers; and

        WHEREAS, the Sellers sell their products throughout the United States and other parts of the world, and thus have been active competitors in the United States and other worldwide marketplaces; and

        WHEREAS, Stanley is a director and executive officer of each of the Sellers and a shareholder of PDL and will derive substantial economic benefit from the transaction contemplated by the Purchase Agreement; and

         WHEREAS, it is a condition to the Company's performance under the Purchase Agreement that Stanley enter into this Agreement in order to assure the Company of Stanley's continued expertise in the conduct of the Company's business and the least possible dislocation and loss of goodwill arising from such sale; and

         WHEREAS, Stanley is willing to enter into this Agreement in order to induce the Company to purchase substantially all of the assets, liabilities and business operations of the Sellers pursuant to the Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.01 Consulting Contract Term. "Consulting Contract Term" shall mean the period commencing on the date of expiration of the Employment Contract Term (other than by termination pursuant to Section 2.07, 2.08, 2.09 or 2.10 hereof) and continuing until or terminating on the occurrence of the earlier of:
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                  (a)      One (1) year after such expiration of the Employment
         Contract Term or;

                  (b)      Stanley's death or Disability as provided in Section
         3.04 hereof.

         1.02 Contract Term. "Contract Term" shall mean the period commencing on the Effective Date and expiring on the later of (w) three (3) years after expiration of the Consulting Contract Term, or (x) three (3) years after the expiration of the Employment Contract Term or any termination thereof pursuant to Section 2.07, 2.08 or 2.10 hereof, or (y) three (3) years after payment by the Company of the final installment of the unpaid annual Base Salary which became payable upon a termination of the Employment Contract Term pursuant to
Section 2.09 hereof, or (z) five (5) years after the Effective Date.



         1.03 Directors. "Directors" shall mean a majority of the Board of Directors of P.D. Holdings, Inc.

         1.04 Disability. "Disability" shall mean a mental or physical condition which in the reasonable opinion of the Directors renders Stanley unable or incompetent to properly carry out his duties and responsibilities contemplated hereby, which condition shall have existed for a period of 120 or more consecutive days. If Stanley should dispute the determination of the Directors as to whether a Disability exists, either Stanley or the Company may require that Stanley be examined by a physician and in such case the decision of such physician shall be conclusive and binding on all parties. The examining physician shall be mutually satisfactory to Stanley and the Company, except if they are unable to agree, Stanley and the Company shall each designate a physician and the examining physician shall be a physician mutually acceptable to each of such designees.

         1.05 Effective Date. "Effective Date" shall mean the date of this Agreement.

         1.06 Employment Contract Term. "Employment Contract Term" shall mean the period commencing on the Effective Date and continuing until or terminating on the occurrence of the earlier of:

                  (a) Five (5) years after the Effective Date, or such later date as the Company and Stanley may agree pursuant to a written extension or renewal hereof;



                  (b) Stanley's death or Disability as provided in Section 2.07 hereof; or

                  (c)  Termination of the  Employment  Contract Term pursuant to
         Section 2.08, 2.09 or 2.10 hereof.



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

         1.07 Good Cause. "Good Cause" shall mean (i) any conviction of, or a plea of guilty or no contest to, any charge of embezzlement, theft or fraudulent act, or any felony, which the Directors, acting in good faith, determine has had or would reasonably be expected to have a material adverse effect upon the business, operations, financial condition or prospects of the Company; (ii) any breach by Stanley of Sections 4.01 or 4.02 hereof; (iii) willful misconduct or gross negligence by Stanley in the course of performing any term or condition of this Agreement; or (iv) material failure by Stanley in the performance of any other term or condition of this Agreement (and, in the case of either clause
(iii) or (iv) above, which the Directors, acting in good faith, determine has had or would reasonably be expected to have a material adverse effect upon the business, operations, financial condition or prospects of the Company and for which a cure is not commenced and diligently pursued within ten (10) days of notice to Stanley from the Directors).



         1.08 Trigger Event. "Trigger Event" shall mean the occurrence of any of the following: (i) the sale of assets of the Company having fair value greater than 80% of the fair value of all assets of the Company pursuant to any single sale or series of related sales (other than the sale of inventory in the ordinary course of business); (ii) a sale of stock or series of related sales or a merger, consolidation or similar corporate reorganization of the Company, and as a result of which P.D. Holdings, Inc., a Delaware corporation and sole stockholder of the Company ("Holdings"), shall own, directly or indirectly, less than 51% of the outstanding voting securities of the Company; (iii) a sale of stock or series of related sales or a merger, consolidation or similar corporate reorganization of Holdings, and as a result of which Security Capital Corporation, a Delaware corporation and majority stockholder of Holdings ("Security Capital"), shall own, directly or indirectly, less than 51% of the outstanding voting securities of Holdings; (iv) a sale of stock or series of related sales or a merger, consolidation or similar corporate reorganization of Security Capital, and as a result of which Capital Partners Holdings II-A, L.P. and Capital Partners Holdings II-B, L.P., each a Delaware limited partnership, or any of their affiliates (collectively, "Capital Partners"), shall own, directly or indirectly, in the aggregate less than 50% of the outstanding voting securities of Security Capital owned by Capital Partners on the Effective Date or (v) Capital Partners shall cease to have the ability to elect a majority of the Board of Directors of Security Capital (either through the ownership of voting stock, by contract or otherwise).



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


                                   ARTICLE II

                             EMPLOYMENT AND SERVICES



         2.01 Capacity and Services. The Company hereby employs Stanley as President and Chief Executive Officer of the Company, and Stanley hereby accepts such employment, for the Employment Contract Term and upon the other terms and conditions set forth in this Agreement. During the Employment Contract Term, Stanley shall devote substantially all of his attention and energies on a full-time basis to the business and affairs of the Company and use his best efforts to promote its interests; provided, however, that Stanley may devote reasonable periods of time for personal purposes, trade associations and charitable activities consistent with past practices of the Sellers so long as such purposes, associations or activities do not (i) cause or result in a breach by Stanley of Article IV hereof, (ii) adversely affect the interests of the Company, or (iii) materially detract from or interfere with the performance of the services otherwise required to be performed by Stanley as set forth herein. During the Employment Contract Term, Stanley shall neither accept nor hold any other employment without the prior written consent of the Directors. In his capacity as President and Chief Executive Officer of the Company, Stanley (x) shall report directly to the Directors and shall not be obliged to report to or take direction from any other executive officer of the Company and (y) shall have supervision and control over, and responsibility for, the general management and operations of the Company subject to such limitations and directions as may be imposed by the Directors from time to time, and shall have such other powers and duties as determined by the Directors from time to time (provided any such other duties are reasonably consistent with the duties of president and chief executive officer). Such services to be provided by Stanley hereunder shall be provided for the benefit of the Company without regard to whether any of the Company's operations are conducted directly by the Company or through any subsidiaries, joint ventures or unincorporated divisions of the Company. During the Employment Contract Term, the Company shall provide Stanley with an office and support staff reasonably necessary for the proper performance of his duties hereunder and consistent with the past practices of the Sellers.



         2.02 Limitations on Authority of Stanley.  Notwithstanding  anything in
Section 2.01 hereof to the contrary, without the authorization of the Directors, Stanley shall not cause or permit the Company to:



                  (a) Make capital expenditures during any fiscal year in amounts which exceed budgeted amounts approved by the Directors for such fiscal year or for purposes other than those approved by the Directors for such fiscal year;

                  (b) Dispose of any asset or group of related assets during any fiscal year the fair market value of which exceed $10,000 at the time of such disposition, other than the sale of inventory in the ordinary course of business;

                  (c) Borrow money or incur indebtedness during any fiscal year, whether by guarantee, capital lease agreements or otherwise, other than
         (x) advances for working capital and general corporate purposes made under committed lines of credit authorized by the Directors and (y) obligations in respect of capital leases to the extent such obligations do not exceed limitations imposed upon the Company under agreements pursuant to which the Company has incurred or may incur indebtedness for borrowed money;

                  (d) Prepay any indebtedness, other than (x) repayments under any existing committed lines of credit and (y) prepayments required under agreements pursuant to which the Company has incurred or may incur indebtedness for borrowed money;



                  (e) Make loans or advances of a similar nature to employees, contractors, sales representatives, suppliers (other than deposits for purchases made by the Company in the ordinary course of business) or any other person or entity, other than in respect of normal business advances to employees of the Company in the ordinary course of business consistent with past practices of the Sellers and for other budgeted items approved by the Directors;

                  (f) Hire, promote or determine the compensation of any employee whose base compensation is in excess of $80,000 per annum, or enter into any employment agreement with any employee or prospective employee of the Company, other than an arrangement as an employee-at-will;

                  (g) Amend any of the Company's bonus plans for executive, management or non-management employees;



                  (h)  Amend the Company's pension plan;

                  (i)  Enter into any lease agreement relating to real estate;

                  (j)  Replace the Company's auditors; or

                  (k)  Approve audited financial statements.



         2.03 Base Salary. The Company shall pay Stanley a base salary at the rate of $175,000 per annum, payable consistent with past practices of the Sellers, for the services rendered by Stanley to the Company during the Employment Contract Term (the "Base Salary"). The Directors shall review the Base Salary on a yearly basis for purposes of determining any increase thereof, whether due to cost of living adjustments or merit, but any such determination shall be made in the sole discretion of the Directors consistent with the Company's compensation policies then in effect.





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

         2.04 Bonus. During the Employment Contract Term, Stanley shall be entitled to receive an annual bonus (the "Bonus") pursuant to and in accordance with the bonus plan described in Exhibit A hereto, as such plan may be amended by the Directors from time to time to make reasonable provision for successors or new appointments to executive management or to changes in projected earnings based on acquisitions, divestitures, discontinued operations or other similar changes in operations.

         2.05 Fringe Benefits. During the Employment Contract Term, Stanley shall be entitled to such employee fringe benefits as are described in Exhibit B hereto and to such additional fringe benefits as may be made available by the Company generally to its executive management employees after the Effective Date. Stanley hereby expressly waives any right to severance or other termination pay except to the extent expressly provided pursuant to Section 2.09 hereof. The Company agrees to purchase from the Sellers pursuant to the Purchase Agreement the existing "split-dollar life insurance policy" on the life of Stanley, and to maintain such policy in effect during the Employment Contract Term. Upon any termination or expiration of the Employment Contract Term hereunder, Stanley shall have the option to purchase such policy from the Company for cash, at a purchase price equal to the cumulative aggregate of the premiums paid thereon since the date of issuance.



         2.06 Business Expenses. During the Employment Contract Term, the Company will reimburse Stanley for all reasonable travel and out-of-pocket expenses actually incurred by him, consistent with past practices of the Sellers, or as otherwise directed by the Directors for the purpose of and in connection with performing his services to the Company hereunder. Such reimbursement shall be made upon presentation by Stanley to the Company of vouchers or other statements itemizing such expenses in reasonable detail.



         2.07 Death or Disability. In the event of the death or Disability of Stanley during the Employment Contract Term, the Company shall have no further obligations or liability to Stanley hereunder, including any obligation or liability under Article III hereof, except to pay to Stanley or Stanley's estate (in addition to and without regard for benefits, if any, due or to become due under any insurance, retirement or other similar plan of the Company or any other person or entity) (i) the amount of Stanley's Base Salary earned but unpaid to the date of Stanley's death or Disability, (ii) any unpaid Bonus declared or to be declared by the Directors for prior periods and for the period in which his death or Disability shall occur (prorated to the date of such death or Disability), and (iii) any unreimbursed business expenses incurred by Stanley prior to his death or Disability and presented for payment pursuant to Section
2.06 hereof.

         2.08 Voluntary Cessation by Stanley or Termination for Good Cause. The Company may terminate the Employment Contract Term if at any time Stanley voluntarily ceases to perform his duties and responsibilities hereunder without the Directors' prior written consent or if Stanley's employment by the Company pursuant to this Agreement is terminated for Good Cause, and thereupon Stanley's employment hereunder shall immediately be terminated, and the Company shall have no further obligations or liability to Stanley hereunder, including any



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

obligation or liability under Article III hereof, except to pay to Stanley (in addition to and without regard for benefits, if any, due or to become due under any insurance, retirement or other similar plan of the Company or any other person or entity) (i) the amount of Stanley's Base Salary earned but unpaid to the date of such termination, and (ii) any unreimbursed business expenses incurred by Stanley prior to such termination and presented for payment pursuant to Section 2.06 hereof.



         2.09 Termination Not for Good Cause. To the extent Sections 2.07, 2.08 or 2.10 hereof do not apply, the Company may terminate the Employment Contract Term for any reason, and thereupon Stanley's employment hereunder shall be immediately terminated and the Company shall have no further obligations or liability to Stanley hereunder, including any obligation or liability under
Article III hereof, except to pay to Stanley (in addition to and without regard for benefits, if any, due or to become due under any insurance, retirement or other similar plan of the Company or any other person or entity) (i) the amount of Stanley's Base Salary earned but unpaid to the date of such termination, (ii) any unpaid Bonus declared or to be declared by the Directors for prior periods and for the period in which such termination shall occur (pro-rated to the date of such termination), (iii) any unreimbursed business expenses incurred by Stanley prior to his termination and presented for payment pursuant to Section
2.06 hereof, and (iv) an amount equal to the unpaid annual Base Salary which would have been paid through the expiration of the Employment Contract Term but for such termination (which amount shall be paid in monthly installments, net of appropriate tax withholdings, through the date the Employment Contract Term would have expired but for such termination).



         2.10 Termination Upon Trigger Event. In the event a Trigger Event shall occur, either the Company or Stanley may terminate the Employment Contract Term, and thereupon Stanley's employment hereunder shall be immediately terminated and neither the Company nor Stanley shall have any further obligations or liability to the other hereunder, including any obligation or liability under Article III hereof, except that Stanley shall continue to be bound by the obligations and restrictions set forth in Article IV hereof, and except that the Company shall be required to pay to Stanley (in addition to and without regard for benefits, if any, due or to become due under any insurance, retirement or other similar plan of the Company or any other person or entity) (i) the amount of Stanley's Base Salary earned but unpaid to the date of such termination, (ii) any unpaid Bonus declared or to be declared by the Directors for prior periods and for the period in which such termination shall occur (pro-rated to the date of such termination), and (iii) any unreimbursed business expenses incurred by Stanley prior to his termination and presented for payment pursuant to Section 2.06 hereof.


                                   ARTICLE III

                               CONSULTING SERVICES



         3.01 Capacity and Services. Provided that the Employment Contract Term is not terminated pursuant to Section 2.07, 2.08, 2.09 or 2.10 above, the Company hereby appoints and engages Stanley as its consultant and advisor, and Stanley hereby accepts such appointment and



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

engagement,  for the  Consulting  Contract  Term and upon the  other  terms  and conditions set forth in this Agreement. Stanley agrees that during the Consulting Contract Term, he will provide general business consulting services if, when and as requested by the Directors from time to time. The Company and Stanley agree that such consulting services shall be required only on a part-time basis, although such basis may involve a substantial time commitment of Stanley during any given period depending on the Company's need. Stanley will have no obligation to provide such services for any period which exceeds six consecutive weeks. The Company will provide Stanley with reasonable notice of each such request and any such request shall not unreasonably interfere with any of Stanley's previously scheduled commitments. Stanley and the Company acknowledge that during the Consulting Contract Term, the relationship of Stanley to the Company shall be that of an independent contractor to a contractor and not that of an employee to employer. Stanley and the Company also acknowledge that during the Consulting Contract Term, Stanley, as an independent contractor, shall not be entitled to any fringe benefits offered to employees or executive management of the Company, except as expressly authorized by the Directors in writing.

         3.02 Consulting Fee. The Company will pay to Stanley a consulting fee retainer of $75,000 on the first day of the Consulting Contract Term (the "Consulting Retainer"), which Consulting Retainer shall cover the first 500 hours of service to be provided by Stanley as a consultant hereunder (and which shall be considered earned and shall not be refundable if fewer hours are worked by Stanley). In the event Stanley provides more than 500 hours of consulting services hereunder during the Consulting Contract Term, the Company will pay Stanley a consulting fee at a rate of $75 per hour (the "Consulting Fee") for each hour in excess of 500 hours, payable on a weekly basis.



         3.03 Business Expenses. During the Consulting Contract Term, the Company will reimburse Stanley for any reasonable travel and out-of-pocket expenses which are actually incurred by him in connection with performing his consulting services hereunder and which are pre-approved by the Company. Such reimbursement will be made upon presentation by Stanley to the Company of vouchers or other statements itemizing such expenses in reasonable detail.

         3.04 Death or Disability. In the event of the death or Disability of Stanley during the Consulting Contract Term, the Company shall have no further obligations or liability to Stanley hereunder, except to pay to Stanley or Stanley's estate (i) the amount of Stanley's Consulting Fee earned but unpaid to the date of Stanley's death or Disability, and (ii) any unreimbursed business expenses incurred by Stanley prior to his death or Disability and presented for payment pursuant to Section 3.03 hereof.

                                   ARTICLE IV

                       CONFIDENTIALITY AND NONCOMPETITION



         The parties acknowledge that the Sellers presently sell into markets throughout the United States and in many other markets throughout the world through their distribution networks, that Stanley has been instrumental in the development and growth of the business of



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

each of the Sellers, and that Stanley's position as an executive officer of the Sellers has made him extremely valuable to the continued operations and prospects of the Company after the date hereof, and which, if available to competitors, would be extremely detrimental to the Company's interests. Further, the parties acknowledge that Stanley is well-recognized in the Christmas collectable and ornament and religious artifact industries and is extremely knowledgeable about the Sellers' products, pricing, operations, distributors, and other customers and suppliers. As a result of the position of the Sellers and Stanley in the Christmas collectable and ornament and religious artifact industries, the Company and the Sellers have determined that a substantial portion of the consideration for the Sellers' assets being paid by the Company under the Purchase Agreement (a portion of which consideration shall be received by Stanley by virtue of his status as a shareholder of PDL) should be allocated to the goodwill of Sellers as and to the extent provided in the Purchase Agreement, which goodwill Stanley has been instrumental in developing as aforesaid, but the parties agree that such goodwill will continue to have comparable value only so long as it is protected by the terms of this Agreement.



         4.01 Confidentiality. Under no circumstances and at no time, during or after the Contract Term, shall Stanley in any manner, whether directly or indirectly, use for his own benefit or the benefit of any other person, firm, entity or corporation, nor disclose, divulge, render or offer, any knowledge or information with respect to the confidential affairs or plans, trade secrets or know-how of the Company ("Confidential Information"), except on behalf of the Company in the course of the proper performance of his duties hereunder. Stanley acknowledges and agrees that any and all such Confidential Information will be received and held by him in a confidential capacity, and that disclosure of such Confidential Information would pose a direct threat to the Company in the hands of its competitors. For purposes of this Section 4.01, the term "Confidential Information" shall not include any information which is generally available to the public other than as a result of a disclosure by Stanley.

         4.02  Covenant Not to Compete.



         (a) Stanley hereby agrees that during the Contract Term, Stanley will not, singly, jointly, or as an employee, agent or partner of any partnership or as an officer, agent, employee, director, stockholder (except of not more than one percent (1%) of the outstanding stock of any company listed on a national securities exchange or actively traded in the over-the-counter market) or investor in any other corporation or entity, or as a consultant, advisor, or independent contractor to any such partnership, corporation or entity, or in any other capacity, directly, indirectly or beneficially, (i) own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or work for (as an employee, agent, consultant, advisor or independent contractor), or permit the use of his name by, or provide financial or other assistance to, any person, partnership, corporation, or entity which is in direct or indirect competition anywhere in the United States or Canada (the "Protected Territory") with the business as conducted by the Company on the date hereof or at any time through the expiration of the Employment Contract Term, including, but not limited to, the business of designing, manufacturing, marketing, and selling Christmas collectibles and ornaments and religious artifact products; (ii) induce or attempt to induce any person who, on the date hereof or at any time during the Contract Term, is an employee of the Company, to terminate his or her employment


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

with the Company, except in the proper performance of his duties hereunder; or (iii) induce or attempt to induce any person, business, or entity which is a supplier, dealer, wholesaler, retailer, distributor or customer of the Company or which otherwise is a contracting partywith the Company, as of the date hereof or at any time during the Contract Term, to terminate or modify in any way adverse to the interests of the Company, any written or oral agreement or understanding with the Company, except in the proper performance of his duties hereunder. The Company and Stanley agree that the covenants set forth in this Section 4.02 have been negotiated with advice of counsel in the course of the sale of a business and its goodwill, from which sale Stanley shall receive substantial economic benefit, and therefore the Company and Stanley agree that these covenants should and shall be enforced to the fullest extent permitted by law. Accordingly, if in any judicial or similar proceeding a court or any similar judicial body shall determine that such covenant is unenforceable because it covers too extensive a geographical area or survives too long a period of time, or for any other reason, then the parties intend
that  such  covenant   shall  be  deemed  to  cover  only  such  maximum
geographical area and maximum period of time and shall otherwise be deemed to be limited in such manner as will permit enforceability by such court or similar body.



         4.03 Specific Performance. Stanley agrees that his breach of the provisions of Sections 4.01 or 4.02 above will cause irreparable damage to the Company and that the recovery by the Company of money damages will not constitute an adequate remedy for such breach. Accordingly, Stanley agrees that the provisions of Sections 4.01 or 4.02 above may be specifically enforced against him in addition to any other rights or remedies available to the Company on account of any such breach, and Stanley expressly waives the defense in any equitable proceeding that there is an adequate remedy at law for any such breach.

                                   ARTICLE VI

                                  MISCELLANEOUS

         5.01 Assignment. This Agreement is personal to Stanley and shall not be assigned, transferred, hypothecated, pledged or in any way encumbered by him; provided, that the rights and obligations of Stanley hereunder shall be binding upon, and inure to the benefit of, Stanley's estate. This Agreement shall be binding upon, and inure to the benefit of, the Company's successors and assigns.

         5.02 Amendment. This Agreement may not be amended, modified or supplemented in any respect except by written agreement entered into by the parties hereto.

         5.03 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without resort to its conflict of laws rules. Except with respect to enforcement of the Company's equitable remedies pursuant to Article IV hereof, any dispute arising under this Agreement shall be submitted to arbitration, to be held in Providence, Rhode Island, in accordance with the rules and procedures of the American Arbitration Association applicable to commercial transactions then in effect, and the determination of which shall be final and binding on the parties hereto. The cost of such arbitration, unless otherwise determined thereby, shall be borne 50% by Stanley and 50% by the Company. Each of Stanley and the Company, to the extent that each may lawfully do so, hereby consents to the jurisdiction of the federal and state courts of the Commonwealth of Massachusetts, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of enforcement of any such arbitration award or any of Stanley's obligations under
Article IV hereof, and each hereby expressly waives any and all objections which it or he may have as to venue in any such courts.

         5.04 Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         5.05 Entire Agreement. This Agreement contains the entire agreement of the parties pertaining to the subject matter contained in it and supersedes and is in lieu of any and all other employment arrangements between Stanley and the Company.

         5.06 Notices. (a) Any notice given pursuant to this Agreement by any party to the other shall be in writing and shall be deemed given on the date when personally delivered, or on the date the receipt is signed for by the party or its agent when sent by registered or certified mail, return receipt requested, postage prepaid, or on the next business day when sent by a nationally recognized overnight delivery service, to the parties at their addresses set forth below or to such other address as any party may hereafter designate to the other by like notice.

        If to Stanley:

                 Warren Stanley
                 507 Lillian Drive
                 Madiera Beach, Florida

        with a copy to:

                 James P. Redding, Esq.
                 James P. Redding & Associates
                 170 Westminster Street
                 Providence, RI 02903

        If to the Company, to:

                 Possible Dreams, Ltd.
                 c/o Capital Partners
                 One Pickwick Plaza


                 Suite 310
                 Greenwich, CT  06830
                 Attn:  Philip L. Fitting

        with a copy to:

                 Christopher D. Graham, Esq.
                 Edwards & Angell
                 2700 Hospital Trust Tower
                 Providence, RI 02903

         5.07 Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.


                              * * * * * * * * *


                 THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, Stanley has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer as an instrument under seal as of the day and year first above written.



                                            POSSIBLE DREAMS, LTD.
                                            (a Delaware corporation)






                                            By: /s/ Philip L. Fitting
                                               ---------------------------------
                                                  Philip L. Fitting
                                                  Chairman





                                               /s/ Warren Stanley
                                             -----------------------------------
                                                Warren Stanley, individually

                        Exhibit A to Employment Agreement





         Based on Operating Profit as determined consistent with past practice of Sellers (Operating Profit defined as pre-tax income plus interest, bonuses to executive management, amortization of goodwill, depreciation and increases in other expenses directly resulting from the asset purchase transaction, including without limitation amortization of original issue discount and capitalized acquisition expenses, management fees and inventory write-up (but exclusive of increases in executive salaries), the Executive will earn as a bonus the percentage of his Base Salary corresponding to the Operating Profit Level.



        Operating Profit (in millions)                       Percentage
        ------------------------------                       ----------


         $3.75                                                10%
         $4.00                                                20%
         $4.25                                                30%
         $4.50                                                40%
         $4.75                                                50%
         $5.00                                                60%
         $5.25                                                70%
         $5.50                                                80%
         $5.75                                                90%
         $6.00                                                100%

                        Exhibit B to Employment Agreement



1. Health, life and long term disability insurance all in accordance with past practices of the Sellers as disclosed on schedules to the Purchase Agreement.

2.       Five weeks vacation.